EXHIBIT 99.2
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CONTACT:
Betsy Brod
MBS Value Partners, LLC
212.750.5800

              THE TOPPS COMPANY, INC. ANNOUNCES RESIGNATION OF CFO

New York, NY, July 17, 2007 - The Topps Company, Inc. (NASDAQ:TOPP) announced today that, after 12 years of distinguished service, Ms. Catherine Jessup has resigned from the positions of Vice President - Chief Financial Officer and Treasurer of the Company to become the North American CFO of a large multinational beverage company. Her resignation is effective August 3, 2007. Ms. Jessup had no disagreement with the Company.

The Company has not appointed a replacement for Ms. Jessup at this time but is in the process of considering potential candidates to fill the vacated positions.

About Topps
Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

Forward Looking Statements
This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps' Securities and Exchange Commission filings available at http://www.sec.gov, the SEC's Web site. Free copies of Topps' SEC filings are also available on Topps' Web site at www.Topps.com or by contacting the company's proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.



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